Exhibit 10.1

Executive Non-compete Agreement

This Executive Non-compete Agreement (“Agreement”) is entered into by and between Lockheed Martin Corporation, a Maryland Corporation, on behalf of itself, its subsidiaries and other corporate affiliates (collectively referred to herein as, “LMC”), and Robert J. Stevens (the “Executive”) (LMC and the Executive are collectively referred to herein as the “Parties”) as of March 1, 2014 (the “Effective Date”).

RECITALS

WHEREAS, following the Executive’s announcement of his intent to step down from the position of Chief Executive Officer of LMC at the end of 2012, LMC and the Executive entered into a Transition Agreement dated November 26, 2012;

WHEREAS, the Transition Agreement provided that contingent upon the execution of a non-competition agreement in a form satisfactory to LMC, the Executive would receive a payment of $2 million no later than March 14, 2014;

WHEREAS, LMC and the Executive wish to implement the Transition Agreement as it relates to the Executive’s non-competition agreement.

NOW THEREFORE, in consideration of the payment of $2 million as contemplated by the Transition Agreement which the Executive acknowledges to be good and valuable consideration for his obligations hereunder, LMC and the Executive hereby agree as follows:

Section 1 - Restrictive Covenants -

(a) Covenant Not To Compete - For the three year-period following the Effective Date (the “Non-Compete Period”), Executive agrees that he will not, on his own or in association with others, either be directly or indirectly employed by or engage in or be associated with or tender advice or services as an employee, advisor, director, officer, partner, consultant, or otherwise by or with any corporation, partnership, limited liability company, venture or other business entity (whether or not for profit) considered to be a Competitor (as defined below) of LMC. This covenant shall not restrict the Executive from providing services to any not-for-profit organization or from owning a 5% or less equity or profits interest in a Competitor.

(b) Non-solicitation Covenant - In addition, during the Non-Compete Period, Executive agrees he will not to interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between LMC and any customer, supplier, or employee of LMC.

(c) Definition of Competitor - For the purpose of this Agreement, the term “Competitor” will mean any company included within the S&P Aerospace and Defense Index as well as BAE plc, European Aeronautic Defence and Space Company N.V. (EADS), SAIC, Inc., Exelis, Inc., Huntington Ingalls Industries, Inc., any subsidiary of such company, or any successor to all or a material part of the business of any such company as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, operation of law, or similar transaction. In addition, the term “Competitor” shall include any entity engaged in providing the products and services described in LMC’s Annual Report filed on Form 10-K for the year ending December 31, 2013 to the U.S. Government or the government of any other country (or any department, instrumentality or agency of the U.S. Government or any other country’s government). Executive agrees that the provisions of this Agreement are in addition to any other non-competition agreement in effect currently or at the time of execution of this Agreement.

(d) No disparagement - Following the Effective Date, Executive agrees he will not make any statements, whether verbal or written, that disparage or reasonably may be interpreted to disparage LMC or its stockholders, directors, officers, employees, agents, attorneys, representatives, technology, products or services with respect to any matter whatsoever.

Section 2 - Confidential Information

(a) The Executive understands and acknowledges that during the course of his employment with LMC, he had access to and learned about Confidential or Proprietary Information, (as defined below). Except to the extent required by law, the Executive agrees that following the Effective Date, Executive will have a continuing obligation to comply with the terms of any non-disclosure or similar agreements executed while employed by LMC committing to hold confidential the “Confidential or Proprietary Information” (as defined below) of LMC in each case in accordance with the terms of such agreements. Executive will not use or disclose or allow the use or disclosure by others to any person or entity of Confidential or Proprietary Information of LMC or others to which Executive had access or was responsible for creating or overseeing during his employment with LMC. In the event Executive becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any proprietary or confidential information, Executive will immediately notify LMC’s Senior Vice President, General Counsel, and Corporate Secretary as to the existence of the obligation and will cooperate with any reasonable request by LMC for assistance in seeking to protect the information. All materials to which Executive has had access, or which were furnished or otherwise made available to Executive in connection with his employment with LMC shall be and remain the property of LMC.

(b) For purposes of this Agreement, “Confidential or Proprietary Information” means Proprietary Information within the meaning of CRX-015C, including but not limited to information that a person or entity desires to protect from unauthorized disclosure to third parties that can provide the person or entity with a business, technological, or economic advantage over its competitors, or which, if known or used by third parties or if used by the person’s or entity’s employees or agents in an unauthorized manner, might be detrimental to the person’s or entity’s interests. Confidential or Proprietary Information may include, but is not limited to:

(i)	existing and contemplated business, marketing and financial business information such as business plans and methods, marketing information, cost estimates, forecasts, financial data, cost or pricing data, bid and proposal information, customer identification, sources of supply, contemplated product lines, proposed business alliances, and information about customers or competitors, or

(ii)	existing or contemplated technical information and documentation pertaining to technology, know how, equipment, machines, devices and systems, computer hardware and software, compositions, formulas, products, processes, methods, designs, specifications, mask works, testing or evaluation procedures, manufacturing processes, or production processes.

Section 3 - Cooperation in Litigation and Investigations - Following the Effective Date, Executive will, to the extent reasonably requested, cooperate with LMC in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which LMC or any of its subsidiaries or affiliates is a party or is required or requested to provide testimony and regarding which, as a result of my employment with LMC, Executive reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect my obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

Section 4 - Remedies - In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that the LMC shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

Section 5 - Executive Acknowledgement - Executive acknowledges and agrees that the scope and duration of the restrictions contained in this Agreement are necessary to be effective and are fair and reasonable in light of the consideration being paid to me in exchange for this Agreement. Executive further acknowledges and agrees that these restrictions are reasonably required for the protection of LMC’s legitimate business interests from unfair competition as a result of the high level executive and management positions Executive held and the attendant access to and extensive knowledge of LMC’s Confidential and Proprietary Information.

Section 6 - Successors and Assigns

(a) To the extent permitted by law, LMC may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of LMC. This Agreement shall inure to the benefit of LMC and permitted successors and assigns.

(b) Executive may not assign this Agreement or any part hereof. Any purported assignment by the Executive shall be null and void from the initial date of purported assignment.

Section 7 - Governing Law - Jurisdiction and Venue - This Agreement, for all purposes, shall be construed in accordance with the laws of Maryland, without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Maryland, county of Montgomery. The Parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Section 8 - Entire Agreement - Except as otherwise provided herein, this Agreement along with the Transition Agreement contains all the understandings and representations between the Executive and LMC pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 9 - Modification and Waiver - No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by LMC’s Senior Vice President, Corporate Secretary and General Counsel. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

Section 10 - Severability - Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

Section 11 - Captions - Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

Section 12 - Counterparts - This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

LOCKHEED MARTIN CORPORATION

By:	/s/ John T. Lucas

Name:	John T. Lucas

Title:	Senior Vice President, Human Resources

ROBERT J. STEVENS

Signature:	/s/ Robert J. Stevens

Dated: February 27, 2014

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